EXHIBIT 99.1

APTIMUS ANNOUNCES ESTIMATED FOURTH QUARTER 2006 FINANCIAL RESULTS, RESTRUCTURING OF HIGH VOLTAGE ACQUISITION

SAN FRANCISCO, January 25, 2007 -- Aptimus, Inc. (NASDAQ: APTM) today announced its estimated fourth quarter 2006 results, as well as a restructuring of its High Voltage Interactive acquisition, including:

•	Q4 2006 Revenues are expected to be approximately $4.5 Million
•	High Voltage Interactive acquisition had significant revenue shortfall and the purchase terms were renegotiated
•	Key new placements expected in Q4 were pushed into 2007

Aptimus, Inc., the Point-of-ActionTM online advertising network, today announced that Q4 2006 revenues are expected to be approximately $4.5 million. The reported net loss for the quarter is expected to be between $1.2 - $1.4 million, including estimated non-cash expenses of $400,000 related to stock options, depreciation and amortization.

The primary factor behind the shortfall in revenues was a reduction in the High Voltage Interactive business due to issues with key clients that came to light after the purchase. As a result, the company has renegotiated the terms of the acquisition, effectively reducing the purchase price by $600,000 of cash and 175,000 shares of stock. The total purchase price as adjusted is now $5.4 million in cash and 25,000 shares of restricted Aptimus common stock. In addition, the company has reduced related staff to align costs with current revenues, including the departure of Paul Epstein, the former CEO of High Voltage. The company originally expected its High Voltage unit to generate over $2.0 million in revenue during the fourth quarter, but High Voltage revenues are now expected to be closer to $1.0 million. However, it is important to note that the remaining business of the company’s High Voltage unit remains solid and represents a strong platform for growth with good relationships with top education clients. Also, with the adjusted terms, High Voltage remains a highly accretive acquisition for the company and has helped launch Aptimus into a much stronger position in the education lead marketplace.

In addition to the reduction in the revenues of the High Voltage business, revenues for the Aptimus Network were negatively impacted by the delayed launch of several key placements with AOL from Q4 into Q1 of 2007. The delayed launch confirms the company’s statement in October to expect seasonal slowdowns in new publisher placements in the fourth quarter and is a reminder that predicting short term live dates with large companies like AOL is difficult at this stage in the company’s network development.

The company’s relationship with AOL continued to perform strongly during the quarter, and there continue to be major new placement opportunities pending with AOL in 2007. In addition, the company has made significant progress with its second top 5 publisher and anticipates further positive developments with this relationship in the near term.

“While we were disappointed with some of the challenges in the High Voltage business, we appreciated Paul Epstein’s cooperation in adjusting the purchase price and making other changes to the business to set it back on the right course,” said Rob Wrubel, CEO of Aptimus, Inc. “The fourth quarter was challenging, but the fundamentals of the business remain strong and we are enthusiastic about our plan for 2007. We continue to grow our base of direct advertising clients and we have a growing pipeline of significant new publishers, though we will no longer publicly predict when major new publishers and placements will be live,” added Wrubel. “We continue to believe that 2007 will be a solid growth year for the company, and that we will return to profitability in 2007 as well, although we will hold off on specific quarterly projections given the challenges of predicting placement live dates with major publishers.”

About Aptimus, Inc.

Aptimus is the Point-of-ActionTM online advertising network that reaches engaged users by placing offers in the transactional areas of Web sites they trust. Supported by category-leading Web sites, the network consists of ten targeted channels that reach over 10 million highly valuable consumers each month. The company’s proprietary optimization technology presents advertisers’ offers on the Web sites where they reach the right consumers, automatically targeting based on prior consumer response in each location and each individual consumer’s demographics. Aptimus’ current advertisers include many of the top 500 marketers such as Procter & Gamble, Nokia, Dell, Vonage, SC Johnson and Carnival Cruises. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ GM under the symbol APTM. More information on Aptimus is available at the company’s Web site at http://www.aptimus.com.

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the company’s future success, the nature, amount and likelihood of the company’s future revenue growth, the company’s revenue and profit forecasts, the sufficiency of the company’s capital base, the ability of the company to keep its current clients and distribution publishers and add new ones, the ability of the company to achieve and maintain profitability, the viability of its network approach to direct marketing, the quality of recent product enhancements, the improving quality of the leads delivered by the company to its advertiser clients, the ability of the company to successfully integrate the products, services, business and personnel of High Voltage Interactive, Inc., the ability of the company to maintain its relationship with AOL, the success of the company’s relationship with AOL in general, the continued success of the company’s test placements with other top publishers, the ability of the company to convert and/or expand such test placements to long term agreements, the ability and/or likelihood of the company achieving market leadership, the market acceptance of the company’s products and services, the success of the company’s future strategic initiatives, the ability of the company to hire and retain qualified personnel, and the company’s long term prospects, in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve substantial risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company’s operating results, the ability to compete successfully, the ability of the company to maintain current client and distribution publisher relationships and attract new ones, market acceptance of the company’s co-registration advertising solution, the sufficiency of the company’s capital base to fund operations, and the sufficiency of the company’s computer hardware and human resource infrastructure to support expanding operations. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the “Risk Factors” described in the company’s Annual Report on Form 10-K, dated March 16, 2006, and in other reports and periodic filings on file with the SEC, all of which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations:

John Wade, Chief Financial Officer of Aptimus, Inc., 415-896-2123, ext. 4245, or investorrelations@aptimus.com